Mellon Bank Center
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

Contact:          William Hitselberger
                          (215) 665-5046

A- (EXCELLENT) FINANCIAL STRENGTH RATING RESTORED TO THE
PMA INSURANCE GROUP

Philadelphia, PA, November 15, 2004 — PMA Capital Corporation (NASDAQ: PMACA) today announced that A.M. Best has restored the A- (“Excellent”) rating with a stable outlook to The PMA Insurance Group.

Today’s announcement completes a one-year period during which PMA Capital stabilized its financial results, protected its primary insurance client base and service franchise and instituted an orderly withdrawal from its reinsurance business while taking the necessary steps to obtain the restoration of The PMA Insurance Group’s A- financial strength rating.

The upgrade enables The PMA Insurance Group, a leading provider of workers’ compensation insurance, to enter the January 2005 renewal season with positive momentum and enhanced confidence in its ability to serve its existing customers and to write new business that meets its underwriting standards.

Vincent T. Donnelly, President and CEO, stated, “I’m extremely proud of the entire PMA team. We successfully worked together during this transition period with several primary goals in mind – continuing to provide high quality service to our existing customers, executing the capital plan necessary to regain our A- A.M. Best rating, producing stable operating results and protecting our primary insurance franchise. We greatly appreciate the loyalty and dedication of our agents, brokers, customers, and employees, which brought us to this successful result.”

Mr. Donnelly continued, “Having received the rating upgrade, we enter the new year intent on renewing the business and attracting new accounts that meet our underwriting standards. We also intend to be patient in this process so that we can achieve our overall goal of long-term profitable growth.”

In conjunction with its efforts to restore the financial strength rating, PMA Capital took several actions to strengthen the capital base of the holding company, including the recent completion of an exchange offer for its $86.25 million 4.25% Senior Convertible Debentures due 2022. In addition, PMA Capital raised an additional $15 million of capital from the sale of 6.50% Senior Secured Convertible Debentures, due 2022.

In commenting on the Company’s capital structure, Mr. Donnelly stated, “The exchange offer and the sale of additional securities have improved our liquidity at the holding company level and increased our financial flexibility. The PMA Insurance Group has $294.6 million in statutory capital at September 30, 2004, and with its A- financial strength rating restored, offers a strong, service-focused operation ready to meet its customers’ commercial insurance needs.”

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•

our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant liabilities;

•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;
•

our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•

any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete , to raise capital and our liquidity and financial condition;

•	adequacy of reserves for claim liabilities;
•

regulatory or tax changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	adequacy and collectibility of reinsurance that we purchased;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities; and
•	other factors or uncertainties disclosed from time to time in our filings with the SEC.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company whose operating subsidiaries provide workers’ compensation, integrated disability and other commercial property and casualty lines of insurance, primarily in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

For additional information, visit www.pmacapital.com